EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Somerset Hills Bancorp has one subsidiary, Somerset Hills Bank.

Somerset Hills Bank has five subsidiaries, Sullivan Financial Services, Inc.,

Somerset Hills Wealth Management Services, LLC,

Somerset Hills Title Group, LLC.

Somerset Hills Investment Holdings, Inc.

and SOMH Holdings, LLC